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                                                               EXHIBIT 10.13

March 30, 1999                                    [INVENTA LOGO APPEARS HERE]



Robert J. Kudis
39613 Golden Cedar Lane
Oconomowoc, WI 53068


Dear Bob:

We are pleased to offer you the position of Vice President and General Manager of Central Region Operations with Inventa. You will be based out of our Chicago office and will report to Dave Lavanty, President and CEO.

Your base salary will be $7,291.66, which is paid semi-monthly, and is equivalent to $175,000 when paid over a year. Salaries are reviewed at least once a year and are adjusted as needed in relation to individual performance and salaries in the marketplace. You will also be eligible to receive a performance bonus of 25% paid quarterly.

Additionally, if you accept this offer, and start employment by April 19, 1999, your bonuses for Inventa's Q2 and Q3 will be guaranteed. The minimum set of payments are as follows: your Q2 bonus ($10,937.50) will be paid seven days after your start date and your Q3 bonus ($10,937.50) will be paid as soon as practical after the end of Q2. In the event that your employment should terminate for cause or due to your resignation prior to the first anniversary of your start date, you will be expected to repay the above bonuses less the earned amount per the incentive compensation plan attached.


Under the terms of the company's Incentive Stock Option Plan, you will also receive an option to acquire 90,000 shares of Inventa common stock at an exercise price per share equal to the market value as determined by the Board of Directors on the next option grant date. This option will vest at 2.083% per month commencing at your start date until fully vested after four years of employment. In the event of a change of control during your first or second year of employment with Inventa, 50% of your remaining unvested balance shall vest immediately upon completion of the change of control. You may receive additional option grants over time as a result of performance and/or added responsibilities. All option grants are, of course, subject to approval by the Inventa Board of Directors.


You will be entitled to the complete Inventa benefits package outlined in the enclosed Benefits Summary. Please feel free to call Dixie Smith at 408-987-0220, ext. 320 or send E-mail to dsmith@inventa.com if you have any questions or would like more information on the benefits.
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Robert J. Kudis
Page 2



In addition, should your employment with Inventa be terminated without Cause at any time, Inventa will continue to pay your base compensation for three months after your effective termination date, as severance compensation.


Further, in the event your employment is terminated without Cause within six months following a Change of Control ("Termination Following Change of Control") Inventa will:



A. Continue to pay your base compensation for a period of six months from the date of termination, or, if sooner, until the date you obtain other full-time employment, as severance compensation;


B. Continue to pay our portion of the costs for all of your health, welfare and retirement benefits (either on the same or substantially equivalent terms and conditions) for six continuous months after the date of termination, or, if sooner, until the date you obtain other full-time employment, as part of your severence compensation;


C. Permit options granted to you which have not then vested to continue to vest in accordance with their stated vesting schedule(s) during the six month period after the date of termination, and to be exercisable during such six month period to the extent vested, including any options which would not otherwise have been exercisable during the first year after grant of such options.


During the period when such severance compensation is being paid to you, you agree not to (i) engage, directly or indirectly, in providing services to any other business, program or project that is competitive to a business, program or project being conducted by Inventa or any affiliate of Inventa at the time of such employment termination, or (ii) solicit, or attempt to solicit on behalf of yourself or any other party, any employee or exclusive consultant of Inventa.


Should it become necessary for Inventa to establish a formal severance plan for key management in anticipation of a Change of Control, you will be included as a participant in that plan and its terms will supersede the Termination Following Change of Control provisions in this letter to the extent it is not less than the terms of this offer letter.


Upon joining Inventa, you will be required to sign a Confidentiality and Proprietary Information Agreement as a condition of employment with the company. Your employment is and shall continue to be at-will, as defined under applicable law. If your employment terminates for any reason, you shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this offer letter, or provided the law or as may otherwise be available in accordance with the Company's established employee plans and policies at the time of termination.
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Robert J. Kudis
Page 3


The United States government requires all new employees to present evidence of their identity and legal right to work in the this country within three days of the date they begin work. The enclosed "Lists of Acceptable Documents" show the documents you may present to fulfill these requirements. Please note you must either 1) present a document from List A or 2) present one document from List B and one document from List C. You will need to bring appropriate documents with you the day you report for work. If you elect to use an U.S. social security card as proof of employment eligibility, it must be an original card.


If you have any questions regarding this offer please feel free to contact me. If this offer is acceptable to you, please indicate your acceptance via e-mail and we will FedEx an original copy on Inventa letterhead for you to sign and date. This offer is valid until March 31, 1999.


Bob, we are committed to build Inventa into a world-class company. Of course, this will require dedication and hard work from all of us. We feel you would be a valuable addition to Inventa and look forward to having you as part of our team in meeting this challenge.




Sincerely,

/s/ David A. Lavanty

David A. Lavanty
President and CEO
Inventa Corporation



                              SIGNATURE: /s/ Robert J. Kudis
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                                   DATE:      4/5/99
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                          STARTING DATE:       4/19/99
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